                                OFFER TO PURCHASE FOR CASH         Exhibit (a)(1)(E)

100,000 SHARES OF COMMON STOCK AND CLASS B STOCK

OF PUBCO CORPORATION BY PUBCO CORPORATION

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., EASTERN TIME, ON JUNE 21, 2002, UNLESS THE OFFER IS EXTENDED.

May 23, 2002

To Our Clients:

Enclosed for your consideration are the Offer to Purchase dated May 23, 2002 (the “Offer to Purchase”) and the related Letter of Transmittal (the “Letter of Transmittal”) (which, together with any amendments or supplements thereto, constitute the “Offer”) in connection with the offer by Pubco Corporation (“Pubco”) to purchase a total of 100,000 shares of its Common Stock, par value $.01 per share, and Class B Stock, par value $.01 per share, (the “Shares”), at $10 per Share net to the seller in cash, without interest, subject to proration and on the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal enclosed herewith.

WE ARE THE HOLDER OF RECORD (DIRECTLY OR INDIRECTLY) OF SHARES HELD FOR YOUR ACCOUNT. A TENDER OF SUCH SHARES CAN BE MADE ONLY BY US AS THE HOLDER OF RECORD OR BY OUR NOMINEE AS THE HOLDER OF RECORD, AND PURSUANT TO YOUR INSTRUCTIONS. THE ENCLOSED LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO TENDER SHARES HELD BY US FOR YOUR ACCOUNT.

We request instructions as to whether you wish us to tender any or all of the shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer.

Your attention is directed to the following:

1.

The Offer price is $10 per Share, net to you in cash without interest:

2.

The Offer is being made for 100,000 Shares. The Offer is not subject to any minimum number of shares being tendered. In the event of an over-subscription as described in the Offer, shares tendered will be subject to proration, except for odd lots. The proration period and withdrawal rights will expire on the expiration date. Pubco will purchase all shares held by record and beneficial owners of fewer than 100 shares who tender all of their shares, and who complete the ODD LOTS section in the Letter of Transmittal, without subjecting them to proration.

3.

The Offer is subject to conditions such as the absence of court and governmental action prohibiting the Offer and changes in general market conditions or Pubco’s business that, in its judgment, are or may be materially adverse to Pubco. See the information under the caption “THE TENDER OFFER – Conditions of the Tender Offer” in the Offer.

4.

The Offer, proration period and withdrawal rights will expire at 5:00 p.m., Eastern time , on June 21, 2002, unless the Offer is extended.

The Offer is made solely by the Offer to Purchase and the related Letter of Transmittal and is made to all holders of outstanding Shares. Pubco is not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If Pubco becomes aware of any jurisdiction where the making of the Offer or the acceptance of shares is not in compliance with applicable law, Pubco will make a good faith effort to comply with applicable law. If, after such good faith effort, Pubco cannot comply with the applicable law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares in that jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Pubco by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing and returning to us the instruction form attached to this letter. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified in your instructions. YOUR INSTRUCTIONS SHOULD BE FORWARDED TO US IN AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF PRIOR TO THE EXPIRATION OF THE OFFER.

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INSTRUCTIONS WITH RESPECT TO THE OFFER TO PURCHASE FOR CASH UP TO 100,000 SHARES OF COMMON STOCK AND CLASS B STOCK OF PUBCO CORPORATION

The undersigned acknowledges receipt of your letter and the enclosed Offer to Purchase dated May 23, 2002 (the “Offer to Purchase”) and the related Letter of Transmittal (the “Letter of Transmittal”) (which, together with any amendments or supplements thereto, constitute the “Offer”) in connection with the offer by Pubco Corporation to purchase a total of 100,000 shares of its Common Stock, par value $.01 per share, and Class B Stock, par value $.01 per share, (the “Shares”), at $10 per Share net to the seller in cash, without interest, subject to proration and on the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal.

Dated:  ________________, 2002

Number of Shares to be Tendered:*  _________________________

[    ] ODD LOTS. Check here if you beneficially own fewer than 100 shares, all shares owned are being tendered, and you wish to sell all of such shares without  subjecting them to proration.

Signature(s):  ____________________________

Print or Type Name(s):  ___________________________

Address:   ______________________________

     ______________________________

Area Code and Telephone Number:  _____________________

Tax ID or Social Security Number(s):  __________________________

*UNLESS OTHERWISE INDICATED, IT WILL BE ASSUMED THAT ALL SHARES HELD BY US FOR YOUR ACCOUNT ARE TO BE TENDERED.

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